Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION, AS AMENDED, OF

DIPEXIUM PHARMACEUTICALS, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Dipexium Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	The name of the Corporation is Dipexium Pharmaceuticals, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 12, 2014, a Certificate of Amendment was filed with the Secretary of State of the State of Delaware on May 25, 2016 and a Certificate of Amendment was filed with the Secretary of State of the State of Delaware on April 18, 2017.

2.	The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Certificate of Incorporation, as amended, of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The amendment amends the Certificate of Incorporation, as amended, of the Corporation as follows:

Article FIRST is hereby deleted in its entirety and replaced with the following:

“FIRST: The name of the corporation is PLx Pharma Inc. (hereinafter sometimes referred to as the “Corporation”).”

3.	This Certificate of Amendment shall be effective April 19, 2017 at 5:30 P.M., eastern time.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this 19th day of April, 2017.

DIPEXIUM PHARMACEUTICALS, INC.

By:	/s/ David P. Luci

Name: David P. Luci
Title: Chief Executive Officer